Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Reports Financial Results For Fiscal 2005

$82 Million Record Revenues and Advances in Treatment of Cancer and

Alzheimer’s Disease Mark Year of Achievement

Salt Lake City, August 23, 2005, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for its fourth quarter and fiscal year ended June 30, 2005.

Predictive medicine product revenues for the year increased to a record $71.3 million from $43.3 million for fiscal 2004, an increase of 65%. For the fourth quarter of fiscal 2005, predictive medicine revenues were $21.0 million, up 60% from $13.1 million in the fourth quarter of fiscal 2004. These increases were due primarily to Myriad’s increased sales and marketing efforts, which focused on expanding insurance coverage, eliminating the insurance preauthorization requirement, and educating oncology nurses and physicians regarding the utility of genetic testing. Total revenues for the 2005 fiscal year were $82.4 million, compared with $56.6 million for the previous fiscal year, an increase of 46%.

The gross profit margin on predictive medicine revenues rose to 72% for fiscal 2005, up from 68% in 2004, and the gross margin for the fourth quarter of fiscal 2005, was 73%. Myriad has maintained a strong cash position, and as of June 30, 2005, the Company had approximately $114 million in cash, cash equivalents and marketable investment securities. The company has no debt and no convertible securities.

Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc., said, “Our predictive medicine business provided approximately $17 million in positive cash flow that was used to expand our therapeutic product development programs. This past year alone, we initiated four new human clinical studies with our proprietary drug candidates.”

Research and development expense for fiscal 2005 was $59.2 million compared with $50.7 million for the same period in the prior year. The increased investment in R&D was due primarily to advancing Myriad’s therapeutic development programs in Alzheimer’s disease and cancer. This level of investment, along with continued support in fiscal 2006, is intended to enhance Myriad’s therapeutic development pipeline, resulting in advances to include one or two additional IND submissions to the FDA for initiation of clinical studies on new compounds. One of the candidates for IND submission is the lead compound from Myriad’s HIV drug candidate program, MPI-49839. This compound prevents the budding and maturation of HIV in preclinical studies and has been effective against all drug resistant strains of HIV tested to date.

During fiscal 2005, the Company completed an encouraging Phase 2 trial and initiated a Phase 3 trial in Alzheimer’s disease. Myriad also initiated three Phase 1 human clinical trials in cancer. They are (1) MPC-6827, in solid tumors at the MD Anderson Cancer Center and the Huntsman Cancer Center, (2) MPC-6827 in brain cancer at Memorial Sloan Kettering Cancer Center, and (3) MPC-2130, in blood cancers at MD Anderson Cancer Center.

Selling, general and administrative expenses were $43.6 million in fiscal 2005, an increase from $34.8 million in fiscal 2004. This increase was primarily due to sales commissions on higher revenues.

The net loss per share for fiscal year 2005 improved to $1.30 per share, compared with $1.49 per share for fiscal 2004. The net loss as of June 30, 2005 was $40.0 million, compared with $40.6 million last year. The net loss for the fourth quarter of fiscal 2005 was $0.32 per share, or $10.0 million, compared with $0.37 per share, or $10.5 million for the fourth quarter of fiscal 2004.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Daylight Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (888) 589-2820. International callers may dial (706) 634-2173. All callers will need to reference conference ID number 8597788. An archived replay of the call will be available for 7 days by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID number 8597788. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s increased predictive medicine revenues and gross profit margins; the continued positive cash flow generated by the Company’s predictive medicine business; the Company’s continued investment in research and development; the acceleration of the Company’s therapeutic pipeline, including submission of one or two additional INDs to the FDA for initiation of clinical studies on new compounds in fiscal 2006; the Company’s HIV drug MPI-49839 as a candidate for IND submission; and the initiation and completion of the Company’s Phase 1 human clinical studies and the Phase 3 trial of the Company’s lead investigational drug, Flurizan, for Alzheimer’s disease. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of August 23, 2005, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share amounts)	Jun. 30, 2005	Jun. 30, 2004	Jun. 30, 2005	Jun. 30, 2004
REVENUES:

Predictive medicine revenue	$20,975	$13,085	$71,325	$43,294
Research revenue	5,121	1,987	11,081	$11,748
Related party research revenue	—	—	—	1,606

Total research revenue	5,121	1,987	11,081	13,354

Total revenues	26,096	15,072	82,406	56,648

COSTS AND EXPENSES:

Predictive medicine cost of revenue	5,655	3,835	20,322	13,751
Research and development expense	16,025	12,004	59,243	50,697
Selling, general and administrative expense	13,158	10,154	43,586	34,835

Total costs and expenses	34,838	25,993	123,151	99,283

Operating loss	(8,742)	(10,921)	(40,745)	(42,635)

Other income (expense):
Interest income	755	456	2,798	2,025
Other	(1,965)	5	(2,031)	(10)

	(1,210)	461	767	2,015

Net loss	($9,952)	($10,460)	($39,978)	($40,620)

Basic and diluted loss per share	($0.32)	($0.37)	($1.30)	($1.49)

Basic and diluted weighted average shares outstanding	30,800	27,967	30,720	27,326

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Jun. 30, 2005	Jun. 30, 2004
Cash, cash equivalents, and marketable investment securities	$113,843	$141,839
Trade receivables, net	17,236	13,994
Other receivables	1,145	554
Prepaid expenses	3,331	7,279
Equipment and leasehold improvements, net	18,466	17,339
Other assets	4,937	7,351

Total assets	$158,958	$188,356

Accounts payable and accrued liabilities	$22,033	$13,871
Deferred revenue	1,252	1,209
Stockholders’ equity	135,673	173,276

Total liabilities and stockholders’ equity	$158,958	$188,356